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                                                                   EXHIBIT 99.2



MRV and Luminent Announce Intent to Merge Luminent Into MRV CHATSWORTH, Calif., Sept. 13 /PRNewswire/ -- MRV Communications, Inc. (Nasdaq: MRVC - news) and Luminent, Inc. (Nasdaq: LMNE - news) jointly announced today that MRV intends to carry out a short-form merger with Luminent, its 92.3% owned subsidiary.

The consideration to be offered in exchange for the outstanding Luminent stock, which MRV does not already own, will be determined and announced later. Under Delaware law, Luminent shareholders not wishing to accept the consideration offered in the merger will be entitled to appraisal rights and to receive payment of the fair value for their shares following the effectiveness of the merger. The merger will be subject to usual terms and conditions including regulatory approvals. In conjunction with the filing, MRV intends to seek outside professional advice and consider other strategic alternatives for Luminent.

Noam Lotan, President & CEO of MRV, commented: "Due to the current slowdown in the telecommunications sectors, the market for optical components is currently suffering from weak demand. Although this could change in the future, the business of Luminent will be better served when integrated into MRV. By applying MRV's system level know-how, we achieve a higher level of integration of optical components and optical subsystems. This is expected to enhance Luminent's optical transmission platforms, thereby better supporting existing customers, while creating new market opportunities."

Lotan continued: "Unifying Luminent with MRV is expected to enhance our competitive position and generate substantial savings in the consolidated results, by removing inefficiencies and duplications. Our action will allow Luminent to invest and improve its technology and its bottom line."

Effective today, Dr. William R. Spivey, has stepped down and resigned his position as Luminent's President, CEO and Director. Noam Lotan, who is currently Chairman of Luminent, will assume the position of interim CEO.

Mr. Lotan commented: "Dr. Spivey did a great job getting the company through a successful IPO and a turbulent year. We want to express our gratitude to Bill. We look forward to continuing our relationship in the future."

As a result of the anticipated merger, Messrs. Richard Hill and Amos Wilnai resigned from Luminent's board and have been replaced by Dr. Yigal Shidlovsky and Arie Zimmerman. Dr. Shidlovsky serves as Director of MRV Communications. Mr. Zimmerman was the founder of several companies including Phasecom Corporation, which was subsequently sold and became public under Vyyo, MDS Systems and Satelite Common Carrier.

Separately, MRV Communications announced that Mr. Shay Gonen has been appointed as interim Chief Financial Officer, replacing Edmund Glazer, MRV's CFO who perished Tuesday on American Airlines flight #11 that crashed into the New York World Trade Center. Shay Gonen is currently CFO, and President North American Operations at Optical Access, Inc., an MRV subsidiary.


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About MRV Communications, Inc.

MRV Communications, Inc. is a world-class leader in network infrastructure systems and optical components. The company has leveraged its early leadership in fiber optic technology into a portfolio of well-focused operating entities.

MRV formed a balanced portfolio of independent business units such as Luminent, Optical Access, iTouch Communications, Cescomm and NBase-Xyplex. In addition, MRV helped create and manage several cutting edge start-up companies including Zaffire, Charlotte's Networks, Zuma Networks, RedC Optical Networks, Optical Crossing and All Optical.

Visit MRV's web site at http://www.mrv.com.


About Luminent, Inc.:

Luminent designs, manufactures and sells a comprehensive line of single mode active and passive fiber optic components for high-capacity data transmission in the metropolitan and access markets. Luminent employs over 1200 people world wide and has over 300 customers who rely on Luminent to provide technical depth, responsive customer service and volume manufacturing to meet the increasing requirements for transmission capacity and speed between nationwide, metro and access networks and end-users.

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by MRV with the Securities and Exchange Commission, specifically the most recent reports on Forms 10K and 10Q, and as amended, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in operating results, dependence on new product developments, rapid technological and market changes, manufacturing risks, volatility of the company's stock price, financial risk management, and future growth subject to risks. The announcement of the anticipated filing of any registration statements contained herein does not constitute an offer of any securities for sale.

For further information, please contact Diana Hayden, Investor Relations of MRV Communications Inc., +1-818-886-6782, diana@mrv.com.